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PRICING SUPPLEMENT

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-112249 and 333-112249-01
Pricing Supplement No. 1 Dated May 20, 2004
(To Prospectus dated April 27, 2004, and
Prospectus Supplement dated April 27, 2004)
CUSIP: 02003MAA2
ISIN: US02003MAA27
Common Code: 019355845

Allstate Life Global Funding
Secured Medium Term Notes
Issued Through
Allstate Life Global Funding Trust 2004-1 (the "Trust")

        The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount: $500,000,000	Agent(s) Discount: 0.350%
Issue Price: 99.796%	Original Issue Date: May 27, 2004
Net Proceeds to the Trust: $497,230,000	Stated Maturity Date: May 29, 2009
Funding Agreement Number(s):	FA-41069
Specified Currency:	U.S. Dollars
Interest Payment Dates:	May 29 and November 29 in each year
Initial Interest Payment Date:	November 29, 2004
Regular Record Dates:	15 calendar days prior to each Interest Payment Date
Type of Interest Rate:	☒ Fixed Rate ☐ Floating Rate
Fixed Rate Notes:	☒ Yes ☐ No. If, Yes,
Interest Rate:	4.50%
Floating Rate Notes:	☐ Yes ☒ No. If, Yes,
Regular Floating Rate Notes:	☐ Yes ☐ No. If, Yes,
Interest Rate:
Interest Rate Basis(es):
Floating Rate/Fixed Rate Note:	☐ Yes ☐ No. If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:
Inverse Floating Rate Note:	☐ Yes ☐ No. If, Yes,
Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):
Initial Interest Rate, if any:
Initial Interest Reset Date:

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Interest Rate Basis(es). Check all that apply:
☐ CD Rate	☐ Commercial Paper Rate
☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
☐ LIBOR	☐ Federal Funds Rate
☐ EURIBOR	☐ Treasury Rate
☐ Prime Rate	☐ Other (See Attached)
If LIBOR:
☐ LIBOR Reuters Page	☐ LIBOR Moneyline Telerate Page
LIBOR Currency:
If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average
☐ Monthly Average
Designated CMT Maturity Index:
Index Maturity:
Spread (+/-):
Spread Multiplier:
Interest Reset Date(s):
Interest Rate Determination Date(s):
Maximum Interest Rate, if any:
Minimum Interest Rate, if any;
Calculation Agent:	Not applicable
Exchange Rate Agent:	Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:	☐ Yes ☒ No. If, Yes,
Amortizing Schedule:
Additional/Other Terms:
Discount Note:	☐ Yes ☒ No. If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:
Redemption Provisions:	☐ Yes ☒ No. If, Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:

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Repayment:	☐ Yes ☒ No. If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:
Sinking Fund (not applicable unless specified):
Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):
Securities Exchange Listing:	☒ Yes ☐ No. If Yes, Name of Exchange: American Stock Exchange
Authorized Denominations:	$1,000
Ratings:

The Notes issued under the Program are rated "AA" by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. Allstate Life anticipates Moody's Investors Service, Inc. to rate the Notes "Aa2" at the Original Issue Date.
Agent(s) Purchasing Notes as Principal:	☒ Yes ☐ No. If Yes,
Agent(s)	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$230,000,000
Deutsche Bank Securities Inc.	$90,000,000
J.P. Morgan Securities Inc.	$90,000,000
Credit Suisse First Boston LLC	$25,000,000
Lehman Brothers Inc.	$25,000,000
Banc of America Securities LLC	$10,000,000
Goldman, Sachs & Co.	$10,000,000
Morgan Stanley & Co. Incorporated	$10,000,000
UBS Securities LLC	$10,000,000
Total:	$500,000,000

Agent(s) Acting as Agent:	☐ Yes ☒ No. If Yes,
Agent(s)	Principal Amount

Total:
Additional/Other Terms: Not applicable
Special Tax Considerations: Not applicable

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